EXHIBIT 23 (h)(4)(d)

                      AMENDED AND RESTATED SCHEDULE A

                 TO THE FUND ACCOUNTING AGREEMENT BETWEEN
                      FIRST PACIFIC MUTUAL FUND, INC.
                                   AND
                        ULTIMUS FUND SOLUTIONS, LLC
                            Dated January 2, 2002


Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement to include the following investment portfolios as of April 12 2011:


                               FUND PORTFOLIOS

                           Hawaii Municipal Fund
                      First Pacific Low Volatility Fund















First Pacific Mutual Fund, Inc.		Ultimus Fund Solutions, LLC


By:    /s/ Terrence K.H. Lee			By:    /s/ Robert G. Dorsey
      =========================			      ======================



Title: President/CEO				Title:  Managing Director
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